Exhibit 6.24


BIOFIELD CORP.

                                                                  PURCHASE ORDER


The following number must appear on all related correspondence, shipping papers,
and invoices: P.O. Number:              Component Level: 03


BUYER: Biofield Corp.
       1025 Nine North Drive, Suite M
       Alpharetta, GA 30004
                                        SHIP TO:
                                        Biofeld
                                        Address to be provided prior to shipment

SELLER: TriVirix International
        100 Europa Drive, Suite 520
        Chapel Hill, NC 27514

--------------------------------------------------------------------------------
   PO DATE       DUE DATE    REQUISITIONER    SHIP VIA     FOB POINT     TERMS

--------------------------------------------------------------------------------
 Oct 15,2001
                 Per term    John Stephens    Best Way    FOB- Origin    Net 30
                 sheet
--------------------------------------------------------------------------------
  I TY     UNIT            DESCRIPTION              UNIT PRICE      TOTAL PRICE
--------------------------------------------------------------------------------
                   Redesign of Biofield Device           Fixed      $364,139.00
                   as                                 Contract
                   outlined in TriVirix                  Price
                   Proposal # 06-2001-02 as
                   updated
                   per September
                   21, 2001 TriVirix
                   letter, project schedule,
                   and
                   Milestone payments



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                    Subtotal        $364,139.00
                                                 -------------------------------
                                                    Sales Tax
                                                 -------------------------------
                                                    Ship/Handle
                                                 -------------------------------
                                                    Other
                                                    Total           $364,139.00
                                                    (balance)
--------------------------------------------------------------------------------

  Scope of work per Biofield document #
  PS2001 "Specification for Biofield Device
  Redesign revision P2"

                                                               Oct. 15, 2001
                                            --------------------------------
                                            Accounting Supervisor


                                            --------------------------------



  See Terms and Conditions on reverse side of this form.





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

                                                                  PURCHASE ORDER



                        Terms and Conditions of Purchase

1.  Applicable Law: Definitions:

All purchases of goods and these Terms and Conditions of Purchase (this "Order") shell be governed by the laws at the State of Georgia. including the Uniform Commercial Code, as in effect is Georgia on the date of this Order (the "Code"). Whenever a term defined by the Code is used in this Order, the definition contained in the Code shall apply here. Seller agrees that any proceeding brought in connection with the sale of goods or this Order shall be brought in any court of competent jurisdiction in Georgia.

2.  Price:

The price for the goods is Seller's lowest current price. If a lower price for the goods or better terms are quoted to any of Buyers customers prior to completion of this Order, Seller will promptly notify Buyer and such lower price or better terms will then apply to this Order, provided that the granting of such lower price to Buyer would not be in violation of law.

3.  Modification; Rescission:

No modification or rescission of any Provision of this Order (including but not limited to product and process) shall be effective unless in writing and signed by Buyer and Seller; provided, however, that Buyer may modify, rescind, or terminate any provision upon reasonable notice in writing to Seller. Upon receipt of any such notice, Seller shall proceed to perform pursuant to said notice and shall deliver to Buyer within fifteen (15) days of receipt of said notice a statement showing any effect of said notice upon the cost or time for performance of this Order, whereupon reasonable adjustment for such effect shall be made.

4.  Warranties:

Seller expressly represents and warrants that the goods are in good working order, are free from defects in design, materials and workmanship, conform to all specifications given by Buyer to Seller, are in accordance with the specifications described by the manufacturer, are merchantable and fit for the particular purpose intended as expressed by Buyer or reasonably inferable from Buyer's specifications or requirements, and do not infringe upon any third party's copyright, patent, trade secret or other proprietary rights. The goods are sold and delivered free from any claim, security interest or other lien or encumbrance. Seller warrants that all applicable laws, ordinances, rules, regulations, orders and standards have been complied with, in fulfillment of this Order. All warranties contained in this Order shall survive inspection, test, acceptance and payment and will inure to the benefit of Buyer's customers.

5.  Guarantee. of Performance:

Seller hereby guarantees its performance pursuant to this Order, and Seller's insolvency or failure to deliver or perform to accordance with the provisions of this Order shall entitle Buyer to cancel this Order In whole or in part, without prejudice to any other remedies available to Buyer.

6.  F.O.B. Terms:

This Order is F.O.B. as indicated on face of this Order, insured at Sellers expense. Risk of loss shall remain with the Seller until the Buyer actually receives the goods and shall be deemed to have remained with the Seller in the event of the Buyer's rightful rejection or revocation of acceptance of the goods.

7.  Waiver:

No waiver by Buyer of any provision of this Order or any obligation of Seller shall constitute a waiver of any other provision of any other of Seller's obligations or any part thereof. No delay or fadure on the part of Buyer in exercising any rights under this Order or other remedies, and no partial or single exercise thereof, shall constitutes waiver of such rights or remedies.

8.  Indemnification:

Seller will indemnify and hold Buyer and its customers and users harmless from and against any and all loss, damage, liability or expense of any nature (including reasonable attorneys' fees and experts' fees and expenses) arising out of or related to any claim, suite, action or proceeding for (1) infringement or violation of any trademark, copyright or patent in the manufacture. sale or use of any of the goods or (2) any design or manufacture defect or other product liability with respect to the goods.

9.  Acceptance:

This Order must be accepted as written, and it must be accepted by written acknowledgment mailed to Buyer or by commencement of performance within ten (10) days of the Order's date. After acceptance, this Order, with any attachments, will constitute the entire agreement of the parties. Any addition to, change in, modification of, revision of or waiver of this Order will be invalid and rejected unless specifically agreed to in writing by Buyer. No course of prior dealings between the parties, usage of the trade or acquiescence in any course of performance shall be relevant to supplement or explain any item of this Order. Buyer shall have thirty (30) days after its receipt of the goods within which to inspect the goods prior to Buyers acceptance of the goods

10. Delivery:

Time is of the essence in this Order, and substitutions will not be accepted. The entire order must be shipped by the dale requested, but it may not be shipped more than one (1) week in advance of the time(s) specified herein without Buyer's prior approval. If Seller's shipments fall to meet the deliver schedule, Buyer, without limiting other rights or remedies that it may have in law or equity, may direct expedited routing of such shipments, and any excess costs incurred as a result thereof will be offset against amounts owed to Seller. When more then one shipment is made against any order, the invoice and shipping papers accompanying the last shipment must indicate that it is the final shipment. Buyer will not be obligated to accept untimely, excess or under shipments, and such shipments in whole or in part, at Buyer's option, may be returned to Seller or held for disposition at Sellers expense and risk.

11. Packing:

All goods shall be packed in accordance with sound commercial practices and as may be otherwise be specified in this Order. A complete packing list referring to this Order number shall be enclosed with each shipment. All containers and packages shall be marked to show the Order number.

12. Tooling:

Unless otherwise specified in this Order, all tooling and other articles required for the performance of this Order will be furnished by Seller, will be maintained in good condition and will be replaced when necessary at Sellers expense.

13. Assignment; Subcontracting:

Seller shall not assign or subcontract any of its obligations hereunder without the prior written consent of Buyer; provided, however, that this limitation will not apply to the purchase of standard commercial supplies and raw materials.

14. Buyer's Property:

All artwork, plates, drawings, specifications and other materials and property delivered to Seller or produced by Seller in connection with the performance of this Order or any other order from Buyer to Seller shall be the property of Buyer and shall be tendered to Buyer upon request. Title to and the right to immediate possession of any such property, including patterns, tools, jigs, dies aid any other equipment or material, furnished to Seller or paid for by Buyer will remain in Buyer. No articles made therefrom. will be furnished by Seller to any other party without Buyer's prior written consent. Seller will keep adequate records of such property which wit be made available to Buyer upon request and will store, protect, preserve, repair and maintain such property in accordance with sound industrial practice, all at Sellers expense. Unless otherwise agreed to in writing by Buyer, Seller will insure Buyer's interest in such property against all loss or damage (including extended coverage). Copies of certificates of such insurance will be furnished to Buyer on demand. In the event that Buyer's property becomes lost or damaged to any extend from any cause, including, but not limited to, faulty workmanship and/or negligent acts by Seller, its agents or its employees, while in Seller's possession, Seller agrees to indemnify Buyer and replace such property at Seller's expense, in accordance with Buyer's request. At the completion of the goods requested by Buyer in this Order for which Buyer's property was required, Seller will request disposition instructions for all such property, or the remainder thereof, whether in its original form or in semi-processed form. Seller agrees to make such property available to Buyer, at Buyer's request, in the manner requested by Buyer, including preparation, packing and shipping as directed. Preparation for shipment will be at Seller's expense. and shipment will be made F.O.B. Seller's plant

15. Nondisclosure:

During the period that Seller is providing goods to Buyer pursuant to any order and for two (2) years after the completion of such orders, Seller (1) shall not use, disclose, display, reproduce or recreate any of Buyer's materials or property involved in the performance of such orders other than for Buyer in the performance of this Order, and (2) will keep confidential and shall not use or disclose any information, including designs, drawings, specifications and data furnished by Buyer or prepared by Seller specifically in connection with the performance of this Order except as required by the performance of this Order. Seller will not make copies or permit copies of such information to be made without prior written consent of Buyer. Seller will return all such data and information to Buyer upon completion by Seller of its obligations under such orders or upon Buyer's demand.

16. Severability:

The invalidly in whole or in part of any provision of this Order shall not affect the validity or the remainder of this Order.

17. Costs of Litigation:

The nonprevailing party in any action regarding this Order shall pay to the prevailing party all of the prevailing party's costs of litigation, including attorneys' fees.

18. No Additional Charges; Offsets:

Except for applicable sales taxes shown separately on Seller's invoice, no charges in addition to the stated purchase price shown on this Order will be allowed without the prior written consent of Buyer. Buyer may off-set any damages or amounts due Buyer from Seller against any amounts due Seller by Buyer.

                                                                  PURCHASE ORDER



                     TERM SHEET FOR TRIVIRIX INTERNATIONAL /

BIOFIELD CORP. REGULATORY AFFAIRS:
----------------------------------


Specification or component changes shall be subject to change controls. All changes to specification and or components shall be approved and documented in writing by Trivirix International and Biofield designated individual(s). All changes shall include the approval date and date the change becomes effective.

Notify Biofield of any deviations which will remain permanently in the manufacture and/or configuration of the Biofield product and any of its materials, components or subassemblies, including final assembly and testing/inspection results before any affected is shipped.

Trivirix International agrees that its plant, facilities, processes and internal documentation will be in compliance with Codes of Federal Regulations as defined by the FDA and in addition the applicable requirements of Council Directive 93/42/EEC, ISO 9001 and EN46001.

Trivirix International agrees that Biofield or Biofield's designated consultants may inspect its facilities from time to time. Biofield or Biofield's designated consultants will have limited access to the facility. Biofield will notify Trivirix International at least thirty days in advance of any such inspection. Both parties will agree upon the date of the inspection.

Allow Biofield to conduct annual audits of the Trivirix International Quality System and the performance of final acceptance procedures of the Biofield device. This will include a review of the testing records, observation of the testing/inspection performance.

Trivirix International agrees that it will advise Biofield of any inspection of Trivirix International's facilities by the FDA and European Body after such inspection. Trivirix International will allow Biofield to review, on-site, the report of the inspection as generated by the FDA or notified body. Biofeld will hold such reports in confidence.

Biofield agrees that it will advise Trivirix International of any inspection by the FDA of either Biofield or Biofield contract manufacturers. Biofield will at Trivirix International's request, provide Trivirix International with a copy of the report of the inspection as generated by the FDA. Such reports will be held in confidence by Trivirix International, unless disclosure is required by subpoena or similar process.

In the event that Trivirix International moves or changes the site or line configuration for the manufacturing of the device, any cost involved with site changes and revalidation shall be borne by Trivirix International. Costs associated with a PMA supplement shall be borne by Biofield.

Develop, implement and maintain quality assurance procedures to inspect and test the product manufactured to assure that it meets the requirements.

Note: Biofield will perform software validation on the test equipment provided to Trivirix International.

Note: TriVinx will design, develop, calibrate and provide to Biofield Corp and or its distributors test equipment for testing the performance specifications of the product.

Perform finished product testing on the product manufactured using the Biofield approved test equipment.

WARRANTY. CLAIMS AND RECALLS:
-----------------------------

Trivirix International warrants to Biofield that the devices sold by to Biofield shall be in good working condition and free from defects in material and workmanship and shall conform to the final specification, Biofield's Device Master Records and Trivirix International's QA systems as they relate to the Biofield Products.

Under its warranty, Trivirix International shall replace each Product returned by Biofield as defective and shall pay all freight and handling charges associated with such returns

Biofield will initiate all recalls of Product; Biofield will immediately provide the Trivirix International with first oral, and then written notice of its reasons for contemplating a recall of the Product. The parties will then confer and will mutually agree or not agree to recall the Product. In the event that a recall is required under Trivirix International's warranty, then Trivirix International shall reimburse Biofield for all reasonable expenses incurred by Biofield in connection with the recall or general corrective action relating to the recall. In the event such a recall is required due to deficiencies in the specifications as provided by Biofield or application of Biofield's instrumentation, software, algorithms or other Biofield processes, then Biofield will be responsible for reasonable expenses incurred by Trivirix International in connection with the recall.

Biofield will conduct the recall. Trivirix International will support Biofeld's action through failure investigation and corrective action should the recall have been required under Trivirix International's warranty.

FAILURE INVESTIGATION:
----------------------

After a Product has been released for distribution, any failure or complaint of that Product or any of its components, which do not meet performance specifications, shall be investigated by Trivirix International. Trivirix International will provide a written record of the investigation, including conclusions, corrective action and verification of the effectiveness of the corrective action.

Record, document, evaluate, investigate and report on complaints received from Biofield.

Maintain copies and files of complaints received from Biofield for a period of five years.

Agreed To and Accepted By:



Trivirix International Inc.            Biofield Corp.

Blofield Proposal -6-2001-02, Milestone Billing Schedule


                                          $
            Milestone                Description                                                                 Approx date

Contract Award                       $ 36,414.00 10% of Contract Value                                            10/1/01

PDR                                  $ 28,749.80 20% of PM + PDR, Req'ts review                                   11/5/01

Mechanical & Electrical Design &     $ 78,843.30 50% of Mech & Elect design & System Integration &                12/15/01
Syst Integ                           CDR + 20% of PM

CDR                                  $ 78,843.30 50% of Mech & Elect design & System Integration &                3/20/02
                                     CDR + 20% of PM

Supplier NRE completion              $ 36,618.77 Supplier NRE & 20% PM                                            3/1/02

Test Development Completion          $ 50,042.74 Test Development & 20% PM                                        4/15/02

Prototype Deliveries                 $ 28,576.92 Prototype build, test, validation                                5/9/02

Verification & Validation            $ 26,051.00 V&V, safety agency testing, V&V reports, FDR, Cost Analysis      6/13/02
Completion


                                     $364,139.83


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